EXHIBIT 5

November 16, 2010

Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345

Ladies and Gentlemen:

We are counsel to Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the issuance and sale of 1,425,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and three-year warrants (the “Warrants”) to purchase up to 285,000 shares of Common Stock at an exercise price of $1.4375 per share (collectively with the “Shares” and the shares of Common Stock issuable upon exercise of the Warrants, the “Securities”), pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on September 29, 2009, the related prospectus dated September 29, 2009 (the “Prospectus”) and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement”) on the date hereof.

As counsel to the Company, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities.  We have examined and relied upon the Registration Statement, including the exhibits thereto, certain resolutions of the Board of Directors of the Company, including resolutions of its Pricing Committee, relating to the issuance and sale of the Securities and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth below.  In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies; (iv) the legal capacity of natural persons; and (v) that the Company will have reserved from its authorized but unissued and unreserved shares of Common Stock a number sufficient to issue shares of Common Stock upon exercise of the Warrants.

Based upon the foregoing, we are of the opinion that:

1)           The shares of Common Stock, when sold in the manner and for the consideration contemplated by the Prospectus and the Prospectus Supplement, will be duly authorized, validly issued, fully paid and non-asssessable; and

2)           The Common Stock issuable upon exercise of the Warrants, when sold in the manner and for the consideration contemplated by the agreements evidencing such Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Our opinion is limited to the law of the state of Minnesota.  This opinion letter is given to you solely for use in connection with the offer and sale of the Securities and is not to be relied upon for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrants, the Securities or the Registration Statement.

Very truly yours,

BRIGGS AND MORGAN,
Professional Association